Exhibit 4.10

RESOLUTIONS FOR BANK OF FLORIDA CORPORATION FOR PLAN MERGER -

OLD FLORIDA BANK SAVINGS PLAN INTO

BANK OF FLORIDA CORPORATION 401(K) PLAN

WHEREAS, this banking corporation has previously adopted the Bank of Florida Corporation 401(k) Plan (“Recipient Plan”); and

WHEREAS, this banking corporation is also the sponsor of the Old Florida Bank Savings Plan (“Transferor Plan”) which is to be merged into the Recipient Plan.

BE IT RESOLVED, that the merger of the Transferor Plan into the Recipient Plan effective as of July 1 st, 2007 is hereby approved.

BE IT FURTHER RESOLVED, that each participant in the Transferor Plan shall become a participant in the Recipient Plan, and that all service with Old Florida Bank Corporation shall be counted for eligibility and vesting purposes under the Recipient Plan.

BE IT FURTHER RESOLVED, that the participants in the Transferor Plan shall continue to have the actual time method used in the Transferor Plan applied in determining their eligibility, benefit accrual and vesting in the Recipient Plan for the 2007 Plan Year, and the Recipient Plan is hereby so amended.

BE IT FURTHER RESOLVED, participants whose accounts are being transferred from the Transferor Plan to the Recipient Plan shall continue to have the option of retiring at the Early Retirement Age of age 55 without the additional requirement that they complete 5 years of service to achieve 100% vesting, and the Recipient Plan is hereby amended to include this provision for those participants who were participants in the Transferor Plan.

BE IT FURTHER RESOLVED, that each such participant’s benefit which is transferred from the Transferor Plan to the Recipient Plan shall be equal to the value of the participant’s accrued benefit in this corporation’s Plan.

BE IT FURTHER RESOLVED, that each participant whose account is being transferred from the Transferor Plan shall continue to vest in his or her accounts under the vesting schedule provided in the Recipient Plan, with all transferred accounts being vested at the same initial percentage in the Recipient Plan as in the Transferor Plan.

BE IT FURTHER RESOLVED, that the president of this corporation, and the trustees of the Plan, are authorized and directed to execute a merger agreement with the trustee of the Recipient Plan to effectuate the merger.

BE IT FURTHER RESOLVED, that any subsequent amendments made to the Recipient Plan shall apply to both the Recipient Plan and the Transferor Plan.

AMENDMENT FOR MERGING DEFINED CONTRIBUTION PLAN

BANK OF FLORIDA CORPORATION, as successor Employer sponsor (“Employer”), adopts this Amendment to the OLD FLORIDA BANK SAVINGS PLAN (“Plan”).

RECITALS:

WHEREAS, the Employer has decided to merge this Plan with the Bank of Florida Corporation 401(k) Plan; and

WHEREAS, recent law changes, including the Pension Protection Act of 2006 (“PPA”), affect the Plan; and

WHEREAS, the Plan gives the Employer the authority to make amendments to the Plan, and the law requires that the Plan be updated for all laws in effect as of the date of the Plan’s merger;

NOW, THEREFORE, the Employer amends the Plan by adding the following provisions to the Plan:

ARTICLE I

PREAMBLE

1.1	Adoption and effective date of Amendment. The Employer adopts this Amendment to the Plan to reflect recent law changes. This Amendment is effective as indicated below for the respective provisions.

1.2	Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

1.3	Employer’s election. The Employer adopts all Articles of this Amendment, except those Articles which the Employer specifically elects at the end of the Article not to adopt.

1.4	Construction. Any “Section” reference in this Amendment refers only to this Amendment, and is not a reference to the Plan. The Article and Section numbering in this Amendment is solely for purposes of this Amendment, and does not relate to the Plan article, section or other numbering designations.

ARTICLE II

NONELECTIVE CONTRIBUTION VESTING

2.1	Post-2006 plan year vesting for all nonelective contributions. Effective for plan years beginning after December 31, 2006, for any participant who completes at least one hour of service in a plan year beginning after December 31, 2006, the following vesting schedule will apply, as the Employer elects in this Section 2.1. Unless the Employer elects Section 2.2, this vesting schedule also will apply to all nonelective contributions subject to a vesting schedule, including nonelective contributions allocated under the Plan terms as of a date in a plan year beginning before January 1, 2007

a. ☐	6-year graded. The Plan will apply the following graded vesting schedule to all nonelective contributions:

Years of Vesting Service	Vested Percentage
2	20%
3	40%
4	60%
5	80%
6	100%

b. ☐	3-year cliff. All nonelective contributions will be 100% vested upon a participant’s completion of 3 years of vesting service.

c. ☐	Other. A participant will vest in all nonelective contributions as follows

Years of Vesting Service	Vested Percentage
_____		%
_____		%
_____		%
_____		%
_____		%

2.2 ☐	No application to pre-2007 nonelective contributions: bifurcated schedule. The vesting schedule the Employer elects in Section 2.1 will apply only to nonelective contributions subject to a vesting schedule for plan years beginning after December 31, 2006.

2.3 ☒	Article II is not adopted. The Plan, prior to the adoption of this Amendment, had a vesting schedule for any nonelective contributions that is at least as favorable as PPA requires.

ARTICLE III

PARTICIPANT DISTRIBUTION NOTIFICATION

3.1	180-day notification period. For any distribution notice issued in plan years beginning after December 31, 2006, any reference to the 90-day maximum notice period prior to distribution in applying the notice requirements of Code §§402(f) (the rollover notice), 411(a)(11) (participant’s consent to distribution), and 417 (notice under the joint and survivor annuity rules), will become 180 days.

3.2	Notice of right to defer distribution. For any distribution notice issued in plan years beginning after December 31, 2006, the description of a participant’s right, if any, to defer receipt of a distribution also will describe the consequences of failing to defer receipt of the distribution. For notices issued before the 90th day after the issuance of Treasury regulations (unless future Revenue Service guidance otherwise requires), the notice will include: (i) a description indicating the investment options available under the Plan (including fees) that will be available if the participant defers distribution; and (ii) the portion of the summary plan description that contains any special rules that might affect materially a participant’s decision to defer.

ARTICLE IV

QUALIFIED DOMESTIC RELATIONS ORDERS

4.1	Permissible QDROs. Effective April 6, 2007, a domestic relations order that otherwise satisfies the requirements for a qualified domestic relations order (“QDRO”) will not fail to be a QDRO: (i) solely because the order is issued after, or revises, another domestic relations order or QDRO; or (ii) solely because of the time at which the order is issued, including issuance after the annuity starting date or after the participant’s death.

4.2	Other QDRO requirements apply. A domestic relations order described in Section 4.1 is subject to the same requirements and protections that apply to QDROs.

ARTICLE V

ROLLOVER OF AFTER-TAX/ROTH AMOUNTS

5.1	Direct rollover to qualified plan/403(b) plan. For taxable years beginning after December 31, 2006, a participant may elect to transfer employee (after-tax) or Roth elective deferral contributions by means of a direct rollover to a qualified plan or to a
403(b) plan that agrees to account separately for amounts so transferred, including accounting separately for the portion of such distribution which is includible in gross income and the portion of such distribution which is not includible in gross income.

ARTICLE VI

DIVESTMENT OF EMPLOYER SECURITIES

6.1	Rule applicable to elective deferrals and employee contributions. For plan years beginning after December 31, 2006, if any portion of the account of a participant (including, for purposes of this Article VI, a beneficiary entitled to exercise the rights of a participant) attributable to elective deferrals or employee contributions is invested in publicly-traded Employer securities, the participant may elect to direct the Plan to divest any such securities, and to reinvest an equivalent amount in other investment options which satisfy the requirements of Section 6.3.

6.2	Rule applicable to Employer contributions. If any portion of a participant’s account attributable to nonelective or matching contributions is invested in publicly-traded Employer securities, then a participant who has completed at least 3 years of vesting service, or a beneficiary of any deceased participant entitled to exercise the right of a participant, may elect to direct the Plan to divest any such securities, and to reinvest an equivalent amount in other investment options which satisfy the requirements of Section 6.3.

6.2.1	Three-year phase-in applicable to Employer contributions. For Employer securities acquired with nonelective or matching contributions during a plan year beginning before January 1, 2007, the rule described in this Section 6.2 only applies to the percentage of the Employer securities (applied separately for each class of securities) as follows:

Plan Year	Percentage
2007	33%
2008	66%
2009	100%

6.2.2	Exception to phase-in for certain age 55 participants. The 3-year phase-in rule of Section 6.2.1 does not apply to a participant who has attained age 55 and who has completed at least 3 years of service before the first plan year beginning after December 31, 2005.

6.3	Investment options. For purposes of this Article VI, other investment options must include not less than 3 investment options, other than Employer securities, to which the participant may direct the proceeds of divestment of Employer securities required by this Article VI, each of which options is diversified and has materially different risk and return characteristics. The Plan must provide reasonable divestment and reinvestment opportunities at least quarterly. Except as provided in regulations, the Plan may not impose restrictions or conditions on the investment of Employer securities which the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws or a condition permitted under Notice 2006-107 or other applicable guidance.

6.4	Exceptions for certain plans. This Article VI does not apply to a one-participant plan, as defined in Code §401(a)(35)(E)(iv), or to an employee stock ownership plan (“ESOP”) if: (i) there are no contributions to the ESOP (or related earnings) attributable to elective deferrals or matching contributions; and (ii) the ESOP is a separate plan, for purposes of Code §414(l), from any other defined benefit plan or defined contribution plan maintained by the same employer or employers.

6.5	Treatment as publicly traded Employer securities. Except as provided in Treasury regulations or in Code §401(a)(35)(F)(ii) (relating to certain controlled groups), a plan holding Employer securities which are not publicly traded Employer securities shall be treated as holding publicly traded Employer securities if any Employer corporation, or any member of a controlled group of corporations which includes such Employer corporation (as Code §401(a)(35)(F)(iii) defines such terms) has issued a class of stock which is a publicly traded Employer security.

ARTICLE VII

DIRECT ROLLOVER OF NON-SPOUSAL DISTRIBUTION

7.1	Non-spouse beneficiary rollover right. For distributions after December 31, 2006, a non-spouse beneficiary who is a “designated beneficiary” under Code §401(a)(9)(E) and the regulations thereunder, by a direct trustee-to-trustee transfer (“direct rollover”), may roll over all or any portion of his/her distribution to an individual retirement account the beneficiary establishes for purposes of receiving the distribution. In order to be able to roll over the distribution, the distribution otherwise must satisfy the definition of an eligible rollover distribution.

7.2	Certain requirements not applicable. Although a non-spouse beneficiary may roll over directly a distribution as provided in Section 7.1, the distribution is not subject to the direct rollover requirements of Code §401(a)(31), the notice requirements of Code §402(f) or the mandatory withholding requirements of Code §3405(c). If a non-spouse beneficiary receives a distribution from the Plan, the distribution is not eligible for a “60-day” rollover.

7.3	Trust beneficiary. If the participant’s named beneficiary is a trust, the Plan may make a direct rollover to an individual retirement account on behalf of the trust, provided the trust satisfies the requirements to be a designated beneficiary within the meaning of Code §401(a)(9)(E).

7.4	Required minimum distributions not eligible for rollover. A non-spouse beneficiary may not roll over an amount which is a required minimum distribution, as determined under applicable Treasury regulations and other Revenue Service guidance. If the participant dies before his/her required beginning date and the non-spouse beneficiary rolls over to an IRA the maximum amount eligible for rollover, the beneficiary may elect to use either the 5-year rule or the life expectancy rule, pursuant to Treas. Reg. §1.401(a)(9)-3, A-4(c), in determining the required minimum distributions from the IRA that receives the non-spouse beneficiary’s distribution.

☒	Article VII is not adopted, as this Plan is being merged into the Bank of Florida Corporation 401(k) Plan and any nonspouse rollovers will be governed by the terms of the Bank of Florida Corporation 401(k) Plan, including amendments with a permitted retroactive effect.

ARTICLE VIII

PRE-RETIREMENT PENSION IN-SERVICE DISTRIBUTIONS

8.1	Age 62 distributions. For plan years beginning after December 31, 2006, if the Plan is a money purchase pension plan or a target benefit plan, a participant who has attained age 62 and who is not separated from employment may elect to receive a distribution of his/her Vested Account Balance.

☒	Article VIII is not adopted.

ARTICLE IX

DISTRIBUTION BASED ON BENEFICIARY HARDSHIP

9.1	Beneficiary-based distribution. Beginning August 17, 2006, or such later date as elected below, a participant’s hardship event, for purposes of the Plan’s safe harbor hardship distribution provisions pursuant to Treas. Reg. §1.401(k)-l(d)(3)(iii)(B), includes an immediate and heavy financial need of the participant’s primary beneficiary under the Plan, that would constitute a hardship event if it occurred with respect to the participant’s spouse or dependent as defined under Code §152 (such hardship events being limited to educational expenses, funeral expenses and certain medical expenses). For purposes of this Article IX, a participant’s “primary beneficiary under the Plan” is an individual who is named as a beneficiary under the Plan and has an unconditional right to all or a portion of the participant’s account balance under the Plan upon the participant’s death.

☒	Article IX is not adopted.

ARTICLE X

QUALIFIED RESERVIST DISTRIBUTION

10.1	401(k) distribution restrictions. For distributions after September 11, 2001, in addition to the permissible distribution events the Plan otherwise includes, the Plan permits a participant to elect a Qualified Reservist Distribution, as defined in this Article X.

10.2	Qualified Reservist Distribution defined. A “Qualified Reservist Distribution” is any distribution to an individual who is ordered or called to active duty after September 11, 2001, and before December 31, 2007, if: (i) the distribution is from amounts attributable to elective deferrals in a 401(k) plan; (ii) the individual was (by reason of being a member of a reserve component, as defined in section 101 of title 37, United States Code) ordered or called to active duty for a period in excess of 179 days or for an indefinite period; and (iii) the Plan makes the distribution during the period beginning on the date of such order or call, and ending at the close of the active duty period.

☐	Article X is not adopted.

ARTICLE XI

GAP PERIOD INCOME ON DISTRIBUTED EXCESS DEFERRALS

11.1	Gap period income requirement. This Article XI applies to excess deferrals made in taxable years 2006 and later. The plan administrator must calculate allocable income for the taxable year and also for the gap period (i.e., the period after the close of the taxable year in which the excess deferral occurred and prior to the distribution); provided that the plan administrator will calculate and distribute the gap period allocable income only if the plan administrator in accordance with the Plan terms otherwise would allocate the gap period allocable income to the participant’s account.

ARTICLE XII

STATUTORY HURRICANE RELIEF

12.1	Qualified Hurricane Distribution. A participant may take a Qualified Hurricane Distribution, provided that the aggregate amount of Qualified Hurricane Distributions received by a participant for any taxable year (from all plans maintained by the Employer, including any member of any controlled group that includes the Employer) may not exceed $100,000.

12.1.1 Repayment of distribution. If the Plan permits rollover contributions, a participant who receives a Qualified Hurricane Distribution, at any time during the 3-year period beginning on the day after receipt of the distribution, may make one or more contributions to the Plan, as rollover contributions, in an aggregate amount not to exceed the amount of such distribution.

12.1.2 Definition of Qualified Hurricane Distribution. A “Qualified Hurricane Distribution” means a distribution defined in Code §1400Q(a)(4)(A), which does not exceed the amount limitation described in Section 12.1.

12.2	Recontribution of home purchase withdrawal. If the Plan permits rollover contributions, a participant who received a Qualified Distribution (relating to a hardship distribution to purchase or construct a principal residence in an applicable hurricane disaster area), but who, on account of the hurricane, did not use the funds to purchase or construct a principal residence, may make one or more contributions to the Plan, as rollover contributions, during the Applicable Period, in an aggregate amount not to exceed the amount of such Qualified Distribution.

12.2.1 Definition of Qualified Distribution. A “Qualified Distribution” for purposes of this Section 12.2 means any qualified Katrina distribution, any qualified Rita distribution, and any qualified Wilma distribution, as defined in Code §1400Q(b)(2).

12.2.2 Definition of Applicable Period. The “Applicable Period” for purposes of this Section 12.2 means the applicable period as defined in Code §1400Q(b)(3).

12.3	Increased loan limit and repayment extension. Notwithstanding the loan limitation that otherwise would apply, the Plan will determine the loan limit under Code §72(p)(2)(A) for a loan to a Qualified Individual made during the Applicable Period by substituting “$100,000” for “$50,000,” and by substituting “the present value of the nonforfeitable accrued benefit of the employee under the Plan” for “one-half of the present value of the nonforfeitable accrued benefit of the employee under the Plan.”

12.3.1 Extension of certain repayments. If a Qualified Individual has an outstanding loan from the Plan on or after the Qualified Beginning Date, then: (i) if the date for any repayment of such loan occurs during the period beginning on the Qualified Beginning Date and ending on December 31, 2006, the due date is extended for one year; (ii) the Plan will adjust any subsequent repayments to reflect the extension of the due date under (i) and any interest accrued during the extension; and (iii) the Plan will disregard the period of extension described in (i) in determining the 5-year period and the loan term under Code §72(p)(2)(B) or (C).

12.3.2 Definition of Qualified Individual. A “Qualified Individual” for purposes of this Section 12.3 means any qualified individual as defined in Code §1400Q(c)(3).

12.3.3 Definition of Applicable Period. The “Applicable Period” for purposes of this Section 12.3 means the applicable period as defined in Code §1400Q(c)(4).

12.3.4 Definition of Qualified Beginning Date. The “Qualified Beginning Date” for purposes of this Section 12.3 means the qualified beginning date as defined in Code §1400Q(c)(4).

☐	Article XII is not adopted.

ARTICLE XIII

IRS HURRICANE RELIEF

13.1	Additional Hurricane Katrina provisions. Notwithstanding that Plan language before the adoption date of this Amendment did not authorize loans to participants or hardship distributions, the Plan permits a loan or a hardship distribution, made on or after August 29, 2005, and no later than March 31, 2006, for a need arising from Hurricane Katrina, to an employee or former employee: (i) whose principal residence on August 29, 2005, was in one of the counties or parishes in Louisiana, Mississippi or Alabama that have been or later are designated as disaster areas eligible for Individual Assistance by the Federal Emergency Management Agency; (ii) whose place of employment was located in one of these counties or parishes on August 29, 2005; or (iii) whose lineal ascendant or descendant, dependent or spouse had a principal residence or place of employment in one of these counties or parishes on August 29, 2005.

13.2	Loan provisions. The requirements of Code §72(p) apply to loans permitted by this Amendment.

13.3	Hardship distribution timing. A hardship distribution under this Article XIII is permissible only if the Plan makes the distribution on account of a hardship resulting from Hurricane Katrina, and makes the distribution on or after August 29, 2005, and no later than March 31, 2006. A hardship distribution under this Article XIII is permissible only to the extent the Plan, if it had contained enabling language provided by this Article XIII, could make hardship distributions.

13.4	Reliance on employee representations. For purposes of a hardship distribution under this Article XIII, the plan administrator may rely upon representations from the employee or former employee as to the need for, and the amount of, a hardship distribution, unless the plan administrator has actual knowledge to the contrary.

13.5	Treatment as hardship distribution/Amount limitation and restrictions. A hardship distribution under this Article XIII is treated as a hardship distribution for all purposes under the Code and Treasury regulations. The amount available for hardship distribution under this Article XIII is limited to the maximum amount permitted to be available for a hardship distribution under the Code and Treasury regulations. However, a distribution under this Article XIII applies to any hardship of the employee, and not just the types enumerated in the regulations (i.e., the regulatory “safe harbor” hardship distribution events), and the Plan does not require any post-distribution restrictions (i.e., suspension of deferrals for 6 months after the hardship distribution).

☐	Article XIII is not adopted.

Except as provided in this Amendment, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the Employer has executed this Amendment as of the 17th day of July, 2007.

BANK OF FLORIDA CORPORATION Employer

By:	/s/ Carmen Danner
Carmen Danner SVP, Human Resources
[Print Name, Title]

OLD FLORIDA BANK SAVINGS PLAN

AMENDMENT DATED JULY    , 2007

THIS AMENDMENT, adopted as of July 17th, 2007, by BANK OF FLORIDA CORPORATION (hereinafter called the “Company”):

WITNESSETH:

WHEREAS, this Company has heretofore become the sponsor of the OLD FLORIDA BANK SAVINGS PLAN (“Plan”); and

WHEREAS, due to the pending merger of this Plan with the Bank of Florida Corporation 401(k) Plan, the Plan should be amended to remove the joint and survivor annuity requirements from the Adoption Agreement.

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 1: Section AA(1)(a) and AA(1)(a)(i) of the adoption agreement is amended to read as follows:

AA.	FORMS OF DISTRIBUTION FOR RETIREMENT BENEFITS.

1)	OPTIONS. The options available under the Plan shall be those specified in Plan Section 6.02 (includes life annuities) unless otherwise specified in (a) below.

NOTE: If this Plan is a direct or indirect transferee after December 31, 1984, of a defined benefit plan, money purchase pension plan, target benefit plan, stock bonus plan, or profit sharing plan which is subject to the survivor annuity requirements of Code Sections 401(a)(11) and 417, (a) below cannot be selected.

a) ☒ The options available under the Plan shall be those specified in subparagraph (a)(2) of Plan Section 6A.02 (does not include life annuities or full flexibility option), unless otherwise specified in (i) below.

i) ☒ The only options available under the Plan shall be the options specified in subparagraph (a)(1) of Plan Section 6A.02 (single sum payment and distribution in kind).

Section 2: The amendment to the adoption agreement embodied herein shall be effective as of the date stated above.

BANK OF FLORIDA CORPORATION

By:	/s/ Carmen Danner
Authorized Officer